Exhibit 5.1

Hunton Andrews Kurth LLP File No: 041147.0000043

September 7, 2023

Board of Directors

Philip Morris International Inc.

677 Washington Blvd, Suite 1100

Stamford, Connecticut 06901

Re: Legality of Securities Issued under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Philip Morris International Inc., a Virginia corporation (the “Company”), in connection with the Company’s offering and sale of $650,000,000 aggregate principal amount of its 5.250% Notes due 2028 (the “2028 Notes”), $700,000,000 aggregate principal amount of its 5.500% Notes due 2030 (the “2030 Notes”) and $1,000,000,000 aggregate principal amount of its 5.625% Notes due 2033 (the “2033 Notes” and together with the 2028 Notes and the 2030 Notes, the “Notes”).

The Notes were offered and sold as described in the prospectus, dated February 10, 2023, contained in the Registration Statement on Form S-3 (Registration No. 333-269690) (the “Registration Statement”) filed by the Company on February 10, 2023 with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Act”), and the prospectus supplement thereto, dated September 5, 2023 (collectively, the “Prospectus”). The Notes have been issued pursuant to an indenture (the “Indenture”), dated as of April 25, 2008, among the Company and HSBC Bank USA, National Association, as trustee.

This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.

In rendering the opinions set forth herein, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of officers and other representatives of the Company and of public officials, and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth herein, including, among other things:

(i)	the Amended and Restated Articles of Incorporation of the Company, as amended through the date hereof;

(ii)	the Amended and Restated By-laws of the Company, as amended through the date hereof;

ATLANTA    AUSTIN    BANGKOK    BEIJING    BOSTON    BRUSSELS    CHARLOTTE    DALLAS    DUBAI    HOUSTON

LONDON    LOS ANGELES    MIAMI    NEW YORK    RICHMOND    SAN FRANCISCO    TOKYO    TYSONS    WASHINGTON, DC

www.HuntonAK.com

Board of Directors

Philip Morris International Inc.

September 7, 2023

(iii)	the resolutions of the Board of Directors of the Company authorizing the registration and the issuance and sale of the Notes;

(iv)	the Registration Statement, the Prospectus and the documents incorporated therein by reference;

(v)	a copy of the Underwriting Agreement, dated as of April 25, 2008;

(vi)	an executed copy of the Terms Agreement, dated September 5, 2023, by and among the Company and each of Barclays Capital Inc., BofA Securities, Inc., Deutsche Bank Securities Inc., Citigroup Global Markets Inc., HSBC Securities (USA) Inc. and Standard Chartered Bank, as representatives of the underwriters named therein;

(vii)	an executed copy of the Indenture;

(viii)	executed copies of the Notes;

(ix)	a certificate from the State Corporation Commission of the Commonwealth of Virginia dated September 7, 2023 as to the good standing and legal existence under the laws of the Commonwealth of Virginia of the Company; and

(x)	a certificate dated the date hereof, executed by the Secretary of the Company.

For purposes of the opinions expressed below, we have assumed: (a) the authenticity of all documents submitted to us as originals; (b) the conformity to the originals of all documents submitted to us as certified, photostatic or electronic copies and the authenticity of the originals of such documents; (c) the legal capacity of natural persons; (d) the genuineness of all signatures; and (e) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the due authorization, execution and delivery of the documents identified in (vi) through (viii) above by the Company and the validity, binding effect and enforceability thereof upon the Company). As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied, to the extent we deem appropriate, upon statements and certificates of public officials and of officers and representatives of the Company.

Board of Directors

Philip Morris International Inc.

September 7, 2023

We do not purport to express an opinion on any laws other than the applicable laws of the Commonwealth of Virginia and the State of New York. References herein to “applicable laws” mean those laws, rules and regulations that, in our experience, are normally applicable to transactions of the type contemplated by the Underwriting Agreement, the Indenture and the Notes.

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1. The Company is validly existing and in good standing under the laws of the Commonwealth of Virginia, with corporate power and authority to issue the Notes in accordance with and subject to their terms and the terms of the Indenture.

2. The Notes are valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture.

The opinions set forth above are subject to the qualification that the validity, binding effect and enforceability of the Company’s obligations under the Indenture and the Notes are subject to (i) bankruptcy, insolvency, reorganization, arrangement, moratorium and other laws relating to or affecting the rights of creditors generally, including, without limitation, fraudulent conveyance or transfer laws, and preference and equitable subordination laws and principles; (ii) general principles of equity (whether considered in a proceeding at law or in equity) and (iii) concepts of materiality, unconscionability, reasonableness, impracticability or impossibility of performance, good faith and fair dealing.

We hereby consent to (i) the filing of this opinion with the SEC as an exhibit to the Company’s Current Report on Form 8-K filed on the date hereof; (ii) the incorporation by reference of this opinion into the Registration Statement and (iii) the reference to our firm under the caption “Legal Matters” in the Registration Statement and the Prospectus. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder.

Board of Directors

Philip Morris International Inc.

September 7, 2023

This opinion is limited to the matters stated in this letter, and no opinions may be implied or inferred beyond the matters expressly stated in this letter. This opinion is given as of the date hereof and we expressly disclaim any obligation to advise you of any changes in facts or in law, including judicial or administrative interpretations thereof that occur which could affect the opinions contained herein.

Very truly yours,

/s/ Hunton Andrews Kurth LLP